Exhibit 99.1
Liberator Medical Reports Record Net Revenues and Earnings for the Third Fiscal Quarter Ended June 30, 2009
STUART, FL—(Marketwire — 08/03/09) — Liberator Medical Holdings, Inc. (OTC.BB:LBMH) today announced net revenues of approximately $6.9 million for the third fiscal quarter ended June 30, 2009, representing an annualized revenue run rate of $27.6 million. Earnings for the quarter increased to approximately $790,000, or $0.02 per share on a weighted average of 32,132,943 shares outstanding.
Net Revenues for the third quarter 2009 increased 184% from $2.4 million for the quarter ended June 30, 2008. Earnings increased to approximately $790,000 from a net loss of ($217,835) for the quarter ended June 30, 2008.
The Company achieved quarter-over-quarter net revenue growth of 19% or $1.1 million for the quarter ended June 30, 2009 from $5.8 million of net revenues for the second quarter ended March 31, 2009. Earnings rose approximately $695,000 quarter-over-quarter from $94,947 for the second quarter of 2009. For the nine months ended June 30, 2009, the Company recorded net revenues of $18.1 million, up 242% from $5.30 million for the nine-month period ended June 30, 2008. Earnings for the nine months ended June 30, 2009, were approximately $1.1 million or $0.04 per share on a weighted average of 32,067,847 shares outstanding, compared to a net loss of ($1,442,006) or ($0.05) per share on a weighted average of 31,683,081 shares outstanding for the nine months ended June 30, 2008.
Mark Libratore, the Company’s President and CEO, commented, “We are very pleased with the Company’s results for the quarter and the nine months ended June 30, 2009. We attribute our success to our substantial advertising campaign, exceptional customer service and recurring revenue model.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.